Exhibit 99.1
ORASURE TECHNOLOGIES, INC.
UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2024, the OraSure Technologies, Inc. (the “Company”) acquired Sherlock Biosciences, Inc. (“Sherlock”), pursuant to the terms of a merger agreement (the “Merger”). In connection with the Merger, Sherlock merged with and into Project Watson Merger Sub, Inc., a wholly-owned subsidiary of the Company, with Sherlock surviving the merger of the two entities. The Company began operating this entity as of December 19, 2024, the closing date of the Merger. As a result of the Merger, Sherlock became a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial statements have been prepared to comply with Article 11 of Regulation S-X, as promulgated by the Securities and Exchange Commission. In accordance with ASC 805 “Business Combinations”, the Company will account for the Merger by applying the acquisition method of accounting. The acquisition method of accounting requires, among other things, that the assets acquired and the liabilities assumed in a business combination be measured at their fair value as of the closing date of the transaction.

The unaudited pro forma condensed combined financial statements are based on certain assumptions and adjustments by management of the Company as discuss in the accompanying Notes to the Unaudited Pro Forma Condensed Combined financial statements and do not purport to reflect what the Company’s actual results of the operations would have been had the Merger in fact occurred as of January 1, 2024 (in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024), nor are they indicative of results of operation that the Company may achieve in the future.

The Company has prepared the unaudited pro forma condensed combined financial statements based on available information using assumptions that it believes are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Merger occurred on the date specified nor do they project the Company’s results of operations for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma financial statement does not account for the cost of any restructuring activities or synergies resulting from the Merger or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration paid for Sherlock is allocated to its assets and liabilities based on their fair value as of the date of the completion of the Merger. The purchase price allocation and valuation is based on preliminary estimates, subject to final adjustments and is provided for informational purposes only.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial statements for the year ended December 31, 2024, has been prepared by combining the Company’s year end December 31, 2024 results with Sherlock’s nine months ended September 30, 2024 and Sherlock’s October 1, 2024 to December 19, 2024 results (“Stub Period”).

Exhibit 99.1
Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2024	Nine Months Ended September 30, 2024	October 1, 2024-December 19, 2024
	OraSure Technologies, Inc.	Sherlock Biosciences, Inc.	Sherlock Biosciences, Inc.	Transaction Accounting Adjustments		Pro forma Combined
NET REVENUES:
Products and services	$184,611	$—	$—	$—		$184,611
Other	1,216	1,080	394	—		2,690
	185,827	1,080	394	—		187,301
COST OF PRODUCTS AND SERVICES SOLD	106,437	—	—	—		106,437
Gross profit	79,390	1,080	394	—		80,864
OPERATING EXPENSES:
Research and development	26,047	25,635	(1,308)	(4,107)	(a)	46,267
Sales and marketing	30,986	—	1,236	—		32,222
General and administrative	46,215	6,901	(1,533)	(1,728)	(a)	49,855
Loss on impairments	4,392	—	636	—		5,028
Change in the estimated fair value of acquisition-related contingent consideration	—		—	1,557	(b)	1,557
	107,640	32,536	(969)	(4,278)		134,929
Operating loss	(28,250)	(31,456)	1,363	4,278		(54,065)
OTHER INCOME (EXPENSE)	12,249	(3,486)	1,586	(1,875)	(c)	8,474
Loss before income taxes	(16,001)	(34,942)	2,949	2,403		(45,591)
INCOME TAX EXPENSE	1,799	—	—	—		1,799
LOSS ON EQUITY INVESTMENT	(1,700)	—	—	—		(1,700)
NET LOSS	$(19,500)	$(34,942)	$2,949	$2,403		$(49,090)
LOSS PER SHARE
BASIC	$(0.26)					$(0.66)
DILUTED	$(0.26)					$(0.66)
WEIGHTED-AVERAGE SHARES OUTSTANDING
BASIC	74,434					74,434
DILUTED	74,434					74,434

Exhibit 99.1
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On December 19, 2024, the Company acquired Sherlock as a result of the Merger. Pursuant to the Merger, Sherlock merged with and into Project Watson Merger Sub, Inc., a wholly-owned subsidiary of the Company, with Sherlock surviving the merger as a wholly-owned subsidiary of the Company. The Company began operating this entity as of December 19, 2024, the closing date of the Merger. The consideration paid and to be paid by the Company in connection with the Merger pursuant to the Merger agreement consists of, subject to the terms and conditions of the Merger agreement: (i) an upfront payment of $5 million (such payment, the “Initial Merger Consideration”), plus certain legal expenses and directors’ and officers’ tail policy insurance costs, (ii) two milestone payments of up to an aggregate of $20 million, each conditioned upon the achievement of a regulatory milestone associated with Sherlock’s Chlamydia Trachomatis/Neisseria Gonorrhoeae (“CT/NG”) test, and (iii) quarterly royalty payments, through December 31, 2034, representing a mid-single digit percentage of the net sales the CT/NG test received by the Company (or its affiliates) in each jurisdiction where the CT/NG test has received regulatory approval (such contingent payments referred to in the foregoing items (ii) and (iii), the “Future Payments” and together with the Initial Merger Consideration, the “Total Merger Consideration”), and with respect to each Future Payment, subject to certain deductions and the Company’s right of set-off against certain items as set forth in the Merger agreement.

2. Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 combine the historical consolidated statements of operations of the Company and Sherlock and have been prepared as if the Merger closed on January 1, 2024. The unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of Article 11 of Regulation S-X and present the pro forma financial position of the combined company based upon historical financial information after giving effect to the Merger and adjustments described in these footnotes.

The Merger was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the Merger closing date. The assets of Sherlock have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of Sherlock as of the effective date of the Merger was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Sherlock as of the Merger date. Accordingly, the purchase accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Sherlock at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

Exhibit 99.1
These pro forma condensed combined financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Merger occurred on that date specified nor do they project the Company’s results of operations for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from these unaudited pro forma condensed combined financial statements for a number of reasons. The pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the Merger or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

Exhibit 99.1
3. Purchase Price

The unaudited pro forma condensed combined financial information reflects the purchase price as follows (in thousands):

December 19, 2024
In-process research and development technology intangible asset	$17,000
Other assets acquired	19,893
Goodwill	2,515
Liabilities assumed	(11,059)
Net assets acquired	28,349
Estimated fair value of contingent consideration	(22,910)
Total fair value of consideration	$5,439

Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long‑lived assets were recorded at their estimated fair values by using the indirect cost approach, which estimates the reproduction cost of the assets. The intangible long‑lived asset was valued using a discounted cash flow method.

As described above, the Merger agreement contains provisions for additional consideration to be paid by the Company beyond upfront payment: (i) a maximum of $20 million to be paid upon the achievement of certain regulatory milestones associated with Sherlock’s CT/NG test by December 31, 2026; and (ii) quarterly royalty payments, through December 31, 2034, representing a mid-single digit percentage of the net sales of the CT/NG test. The Company estimated the fair value of the milestone payment using a probability-weighted model based on management’s assessment of the likelihood that the regulatory approval will be achieved. The probability weighted payments were then discounted using a discount rate based on an internal rate of return analysis using the probability-weighted cash flows. The range of outcome for the milestone contingent consideration is $0 million to $20.0 million and the fair value is estimated to be $15.9 million. The Company further estimated the fair value of the royalty payments based on a discounted cash flow model using estimates of the probability of commercialization and forecasted revenues. The range of outcome for the royalty payments cannot be determined as it is contingent on the timing and probability of receiving certain regulatory approvals and several other variables and revenue estimates.

4. Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Adjustments to the proforma condensed combined statement of operations for the year ended December 31, 2024

(a) Research and Development & General and Administrative: Reflects the below adjustments:

Exhibit 99.1

Adjustment	Amount
Remove historical rent expense	$(4,600)
Remove historical depreciation	(3,067)
Remove historical stock compensation	(953)
Removal of historical amortization	(50)
Add depreciation based on estimated fair value of property, plant and equipment	1,992
Add rent expense based on acquired leases	797
Add stock compensation based on new agreements	46
$(5,835)

(b) Change in the estimated fair value of acquisition-related contingent consideration: Represents the adjustments to contingent consideration due to the passage as time as the payment date of regulatory approval is closer.

(c) Other income (expense): Represents the adjustments to remove interest expense and the impact of the change in fair value associated with the convertible notes that were extinguished due to the Merger agreement.